[Graphic omitted]


                           The Navigators Group, Inc.
                                 CORPORATE NEWS
             Navigators Strengthens Reserves for Asbestos
                                    Exposures



     New York - February 13, 2004 -- The Navigators Group, Inc. (NAVG/NASDAQ) today announced that it expects to record a pre-tax charge of approximately $31.6 million for incurred losses related to asbestos exposures. This amount is net of reinsurance recoveries of approximately $46 million. Accordingly, the Company expects to record an after-tax charge of approximately $20.5 million or $1.68 per share in the 2003 fourth quarter or $2.12 for the 2003 full year.

     The reserve action is the result of a review of asbestos-related exposures conducted by the Company. The Company's management was notified in late January that an asbestos claim would likely have to be settled for a significantly greater amount than previously anticipated. As a result of the unexpected adverse development on this individual claim, the Company retained a leading independent consulting firm in this area to identify its potential exposure to asbestos claims from policies written directly as well as those reinsured to Navigators Insurance Company from prior members of the Company's insurance pools. The Company's increased reserves relate primarily to policies underwritten by Navigators Agencies in the late 1970's and first half of the 1980's on behalf of members of the pool, consisting of excess liability on marine related business and aviation products liability, including policies subsequently assumed by Navigators Insurance Company pursuant to reinsurance arrangements with pool members who exited the pool.

     Following the Company's and the independent consulting firm's recent review, the Company determined to increase its gross reserves for asbestos exposure to $78.5 million (approximately $32 million net of reinsurance recoverables) at December 31, 2003.

     Stan Galanski, Chief Executive Officer of Navigators, commented, "We are extremely disappointed with the need to strengthen our asbestos reserves, given both the traditional strength of our loss reserves and the strong underwriting results being produced by our current business units. Based upon the review of our potential asbestos claim exposure, we believe that we have established a prudent level of loss reserves for asbestos liabilities, taking into account current industry trends and evolving theories of liability. We will monitor our asbestos exposures, status of litigation and reserve adequacy in this area as well as the progress towards federal legislation relating to asbestos liability, which we believe would be very beneficial to all parties."








                 One Penn Plaza          New York, NY 10119
                 TEL (212) 244-2333      FAX (212) 244-4077

News Release
February 13, 2004
Page 2

     Galanski also noted that, "While our fourth quarter and full year 2003 results will be adversely affected by this action, it is not a reflection of the underlying strength of our core business and will not impact our strategy of pursuing profitable growth based on specialized underwriting expertise."

     For the full year 2003, the Company expects to report positive net income despite a fourth quarter loss. The Company plans to release its 2003 fourth quarter and full year results on March 9, 2004.

     The Company will hold a conference call on Friday, February 13, 2004 starting at 9:00 a.m. Eastern Standard Time. To access the call, please dial 1-800-901-5241, using confirmation code 19007161. Internationally, the call may be accessed by dialing 1-617-786-2963 using the same confirmation code. To listen via live audio webcast, please visit the Company's website (www.navg.com) at least ten minutes prior to the start of the call and click on the February 13th Live Audio Webcast link. The webcast will also be available as a replay starting one hour after the call is finished at the same location.

     The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States and the United Kingdom.

     This press release may contain "forward looking statements" as defined in the Private Securities Litigation Act of 1995. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' prospectus dated October 1, 2003 and its most recent Forms 10-K and 10-Q for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward looking statement.



Contact:   Paul J. Malvasio
           Executive Vice President
           and Chief Financial Officer
           (914) 933-6088
           pmalvasio@navg.com
           www.navg.com

                   THE NAVIGATORS GROUP, INC. AND SUBSIDIARIES
                                Supplemental Data
                             (Amounts in thousands)



                               Asbestos Claim Data


                                                2003 4th           Year
Asbestos claim reserves                         Quarter            2003
-----------------------                         -------            ----
Gross of Reinsurance
      A. Beginning reserves                    $    886         $    813
      B. Incurred loss & LAE                     77,641           77,837
      C. Calendar year payments                      55              178
      D. Ending reserves                       $ 78,472         $ 78,472



Net of Reinsurance
      A. Beginning reserves                    $    489         $    441
      B. Incurred loss & LAE                     31,568 (1)       31,680
      C. Calendar year payments                     (26)              38
      D. Ending reserves                       $ 32,083         $ 32,083

   (1)Includes reinsurance recoverable write-off of approximately $25.7 million


                        Average Share Information


                                                2003 4th           Year
Average common shares                           Quarter            2003
                                                -------            ----
 outstanding:
      Basic                                      12,210            9,446
      Diluted                                    12,210            9,664



      Note:  All data is preliminary and unaudited